Exhibit 10.48

WAIVER AND AMENDMENT AGREEMENT

THIS WAIVER AND AMENDMENT AGREEMENT (this “Waiver and Amendment”) is entered into this 4th day of May, 2004 by and among ACCLAIM ENTERTAINMENT, INC. (“AEI”), ACCLAIM DISTRIBUTION INC. (“ADI”), LJN TOYS, LTD. (“LJN”), ACCLAIM ENTERTAINMENT CANADA, LTD. (“Canada”) and ARENA ENTERTAINMENT INC. (“Arena”; together with AEI, ADI, LJN and Canada, individually, a “Borrower” and collectively, the “Borrowers”), OYSTER BAY WAREHOUSE CORP. (“Warehouse”), ACCLAIM CORPORATE CENTER 1, INC. (“Corporate”), IGUANA ENTERTAINMENT, INC. (“Iguana”), ACCLAIM ENTERTAINMENT, LTD. (“Acclaim Limited”), ACCLAIM JAPAN, LTD. (“Acclaim Japan”), ACCLAIM ENTERTAINMENT, G.m.b.H. (“Acclaim Germany”), ACCLAIM ENTERTAINMENT, S.A. (“Acclaim France”) and ANNODEUS INC. (“Annodeus”; and together with Warehouse, Corporate, Iguana, Acclaim Limited, Acclaim Japan, Acclaim Germany, and Acclaim France, each individually, a “Corporate Guarantor” and collectively, the “Corporate Guarantors”), and GMAC COMMERCIAL FINANCE LLC, as successor by merger to GMAC COMMERCIAL CREDIT LLC, formerly known as BNY Factoring LLC, and successor by merger to BNY Financial Corporation (“Lender”).

BACKGROUND

Reference is made to the Revolving Credit and Security Agreement, dated as of January 1, 1993, by and among Borrowers and Lender, as amended and restated on February 28, 1995 (as so amended and as the same may now exist or may hereafter be amended, restated, renewed, replaced, extended, substituted, supplemented or otherwise modified, the “Credit Agreement”); the Restated and Amended Factoring Agreement bearing the effective date as of February 1, 1995 (the “AEI Factoring Agreement”) by and between AEI and Lender; the Restated and Amended Factoring Agreement bearing the effective date as of January 1, 1995 (the “ADI Factoring Agreement”) by and between ADI and Lender; the Restated and Amended Factoring Agreement bearing the effective date of January 1, 1995 (the “LJN Factoring Agreement”) by and between LJN and Lender; the Restated and Amended Factoring Agreement bearing the effective date of January 1, 1995 (the “Canada Factoring Agreement”) by and between Canada and Lender; and the Restated and Amended Factoring Agreement bearing the effective date as of January 1, 1995 by and between Arena and Lender (the “Arena Factoring Agreement”; and together with the AEI Factoring Agreement, the ADI Factoring Agreement, the LJN Factoring Agreement and the Canada Factoring Agreement, as the same may now exist or may hereafter be amended, restated, renewed, replaced, extended, substituted, supplemented or otherwise modified, collectively, the “Factoring Agreements”); and to all of the notes, instruments, guarantees, agreements and other documents executed and/or delivered in connection with the Credit Agreement and the Factoring Agreements (all of the foregoing, as the same now exist, or may hereafter be amended, restated, renewed, extended, supplemented, substituted, replaced or otherwise modified, collectively, the “Other Documents”; and together with the Credit Agreement and the Factoring Agreements, collectively, the “Loan Documents”).

Borrowers have advised Lender that (i) Tangible Net Worth was less than the minimum Tangible Net Worth permitted for the quarter ended March 31, 2004 under Section 6.4 (Tangible Net Worth) of the Credit Agreement; (ii) Working Capital was less than the minimum Working Capital permitted for the quarter ended March 31, 2004 under Section 6.5 (Working Capital) of the Credit Agreement; (iii) Ratio of Total Indebtedness to Tangible Net Worth was greater than the maximum Ratio of Total Indebtedness to Tangible Net Worth permitted for the quarter ended March 31, 2004 under Section 6.7 (Ratio of Total Indebtedness to Tangible Net Worth) of the Credit Agreement; (iv) Fixed Charge Ratio was less than the minimum Fixed Charge Ratio permitted for the quarter ended March 31, 2004 under Section 6.8 (Fixed Charge Ratio) of the Credit Agreement; (v) Fixed Charge Ratio for the trailing twelve months was less than the minimum Fixed Charge Ratio for the trailing twelve months permitted for the quarter ended March 31, 2004 under Section 6.8 (Fixed Charge Ratio trailing twelve months) of the Credit Agreement; and (vi) Net Income was less than the minimum permitted for the quarter ended March 31, 2004 under Section 6.9 (Maximum Losses) of the Credit Agreement. As a result of such noncompliance, Events of Default have occurred and are continuing under subsection (c) of Article IX (Events of Default) of the Credit Agreement (collectively, the “Existing Defaults”). As a result of the occurrence and continuance of the Existing Defaults, Lender may exercise its rights and remedies under the Loan Documents and applicable law.

Borrowers have requested that Lender provide certain Overformula Amounts to Borrowers to fund Borrowers’ operations. Borrowers have acknowledged that the credit facilities provided under the Loan Documents are discretionary and Lender has no obligation to make any Advances, including any Overformula Amounts. Borrowers have advised Lender that shareholders who have in the past provided credit support to the Borrowers in the form of cash collateral deposits with Lender have refused to provide similar credit support to Borrowers as of the date hereof. Lender has advised Borrowers that, in accordance with Lender’s discretionary rights under the Loan Documents, Lender will not provide all the Overformula Amounts requested by Borrowers.

Borrowers have requested that Lender amend certain provisions of the Loan Documents and waive the Existing Defaults. Borrowers have advised Lender that Borrowers are seeking to obtain alternate financing to satisfy and pay all of the Obligations to Lender in full. Borrowers have also requested that Lender make certain limited Advances, including certain Overformula Amounts, for a limited period of time while Borrowers seek the alternate financing needed to pay and satisfy all of the Obligations to Lender in full. Subject to the terms and conditions set forth herein, Lender has agreed to make such amendments, grant such waivers, and to make, in Lender’s sole and absolute discretion, limited Advances, including Overformula Amounts, for a limited period of time.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used in this Waiver and Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.2 of the Credit Agreement is hereby amended by adding the following defined term in its appropriate alphabetical order:

““Waiver and Amendment” shall mean that certain Waiver and Amendment Agreement dated May 4, 2004 among Borrowers, Corporate Guarantors and Lender.”

(b) The definition of “Maximum Loan Amount” as set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Maximum Loan Amount” shall mean an amount equal to $22,000,000.”

(c) The definition of “Term” as set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Term” shall mean January 1, 1993 through and including June 20, 2004 as the same may be extended, reduced or terminated in accordance with the provisions of Section 12.1 hereof.”

(d) Effective as of the date hereof, the second (2nd) sentence of Section 2.1(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

“The “Formula Amount” shall mean the sum of the following amounts at any time and from time to time:

(1) up to sixty percent (60%) of Eligible Accounts, other than Eligible Accounts arising from the sale of personal computer CD-ROM software; plus

(2) up to zero percent (0%) of Eligible Accounts arising from the sale of personal computer CD-ROM software; provided, however, that the maximum amount of all outstanding Advances against such Eligible Accounts shall not exceed Five Million ($5,000,000) Dollars in the aggregate at any one time; plus

(3) up to fifty percent (50%) of the Value of the Eligible Inventory; provided, however, that the maximum amount of all outstanding Advances against Eligible Inventory shall not exceed One Million Five Hundred Thousand ($1,500,000) Dollars in the aggregate at any one time; plus

(4) up to fifty percent (50%) of the first cost of goods to be imported under Letters of Credit which remain outstanding; plus

(6) the Participant Availability; less

(7) in each case, such reserves, established by Lender, in Lender’s sole discretion (“Reserves”).”

3. Amendment to the Factoring Agreements. The Factoring Agreements are hereby amended as follows:

(a) Effective as of the date hereof, Paragraph 9(a) of each of the Factoring Agreements is hereby amended and restated in its entirety to read as follows:

“(a) This agreement shall remain in full force and effect until June 20, 2004. Should any Event of Default (under and as defined in the Credit Agreement) occur, or should any event of default hereunder occur, or should the Credit Agreement be terminated for any reason, or should the Term (as defined in the Credit Agreement) expire, then in any of such events, we may terminate this agreement at any time and without notice, provided, however, that such termination shall be automatic upon the expiration of this Agreement or the Credit Agreement.”

4. Waiver.

(a) Borrowers acknowledge, confirm and agree that the Existing Defaults have occurred and are continuing under the Loan Documents, and that, as a result of the occurrence of such Existing Defaults, Lender may exercise its rights and remedies under the Loan Documents and applicable law.

(b) Borrower has requested that Lender waive the Existing Defaults. Lender hereby agrees to waive the Existing Defaults as of the date of this Waiver and Amendment subject to the terms and conditions of this Waiver and Amendment; provided, however, that, Lender, hereby reserves all rights and remedies granted to the Lender under the Credit Agreement and the other Loan Documents, applicable law or otherwise, and nothing contained herein shall be construed to limit, impair or otherwise affect the right of the Lender to declare a default or an Event of Default with respect to any default or Event of Default in existence but not disclosed to Lender as of the date hereof or with respect to any future non-compliance with any other covenant, term or provision of this Waiver and Amendment, the Credit Agreement or any other Loan Document now or hereafter executed and delivered in connection therewith.

(c) Within thirty (30) days of the date hereof, Borrowers shall provide Lender with a signed proposal letter from a financial institution of national standing and reputation, providing for, among other things, (i) the refinancing of the Obligations to Lender under the Loan Documents in an amount not less than the Maximum Loan Amount, and (ii) a closing of the proposed refinancing and payment in full of the aggregate amount of all Obligations outstanding to take place no later than June 20, 2004. The proposal letter shall be in form and substance satisfactory to Lender in all respects, in Lender’s sole and absolute discretion. Borrowers’ failure to timely provide such proposal letter shall constitute an Event of Default hereunder and under the Loan Documents.

(d) The Borrowers have prepared and submitted to Lender a “Domestic Forecast”, annexed hereto as Exhibit A, reflecting the Borrowers’ projected weekly cash flow for the first quarter of Borrowers’ 2005 fiscal year. Borrowers hereby acknowledge, confirm and agree that the Borrowers will, on the Monday of each week for the immediately prior week, submit to Lender Borrowers’ actual cash flow results for such prior week in the same format as the “Domestic Forecast”. If, for any such week, the actual weekly cash flow results for the line items identified as Ending Account Balance, GMAC Availability, Gross Total Collateral, Total Investment, Ending Balances—Net A/R Outstanding, Net Eligible A/R Outstanding, GMAC Drawdowns, Total Disbursements and Remaining Operating Cash, negatively deviate from the projections for such week set forth on Exhibit A by more than ten percent (10%), then such deviation shall constitute an Event of Default under the Loan Documents.

(e) Borrowers shall provide access to the Glen Cove Property to appraisers retained by Lender and cooperate with such appraisers in connection with the appraisal of the Glen Cove Property. All costs, fees and expenses incurred by Lender in connection with the appraisal shall be borne by Borrowers and charged to the Obligations by Lender. Borrowers’ failure to comply with this covenant shall constitute an Event of Default under the Loan Documents.

(f) Within five (5) days from the date hereof, Borrowers shall deliver to Lender an organizational chart identifying each of the Borrowers, the Corporate Guarantors and their respective domestic and foreign affiliates and subsidiaries, in form and content satisfactory to Lender. Borrowers’ failure to comply with this covenant shall constitute an Event of Default under the Loan Documents.

(g) Concurrently with the execution of the Waiver and Amendment, Borrowers and Corporate Guarantors shall execute and deliver to Lender resolutions, in form and content satisfactory to Lender, authorizing such parties to enter into this Waiver and Amendment.

(h) Without limiting in any way Lender’s discretionary rights under the Loan Documents, including Lender’s right to withhold or limit Advances, Lender may, in its sole and absolute discretion, make Overformula Amounts available to Borrowers up to $3,000,000 and Borrowers acknowledge, confirm and agree that at no time shall the aggregate Overformula Amount outstanding exceed $3,000,000. If, for any reason whatsoever, the aggregate Overformula Amount exceeds $3,000,000 at any time, the same shall constitute an Event of Default under the Loan Documents.

(i) Lender, Borrowers and Corporate Guarantors acknowledge, confirm and agree that, notwithstanding anything to the contrary set forth in the Loan Documents, the Term shall not be extended or renewed beyond June 20, 2004.

(j) Borrowers shall pay a waiver fee of $50,000 (the “Waiver Fee”) upon execution of this Agreement which Waiver Fee shall constitute an Obligation and Lender is hereby authorized to charge the Waiver Fee against the Obligations. The Waiver Fee shall be fully earned as of the date hereof and shall not be subject to refund, rebate or proration for any reason whatsoever.

5. Borrowers’ Acknowledgement and Reaffirmation.

(a) Each of the Borrowers hereby acknowledges, confirms and agrees that as of May 3, 2004, the Borrowers, jointly and severally, owe Lender Obligations in the aggregate principal amount of not less than $21,231,772.20, plus accrued and unpaid interest, and plus all costs, fees, commissions, expenses and other sums and charges due and owing to the Lender under the Credit Agreement and the other Loan Documents, including, without limitation, all costs and expenses (including attorneys’ fees and expenses) incurred by the Lender (all of the foregoing is collectively referred to as the “Existing Debt”). Each of the Borrowers hereby acknowledges, confirms and agrees that as of the date hereof, the Existing Debt is due and owing by the Borrowers jointly and severally to the Lender without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Borrowers hereby ratify and confirm the Credit Agreement, the Factoring Agreements and the Other Documents as being valid and binding obligations of the Borrowers, enforceable against Borrowers in accordance with all of their respective terms as modified hereby. Borrowers hereby confirm that there are no defenses to the performance of any of their obligations under the Credit Agreement, the Factoring Agreements or any Other Document. Borrowers hereby ratify and confirm Borrowers’ grant to Lender of the first priority perfected liens upon and security interests in their properties and assets heretofore mortgaged, pledged, granted or assigned to Lender under the Credit Agreement, the Factoring Agreements and the Other Documents, and acknowledge and confirm that such first priority perfected liens and security interests secure and shall continue to secure the Obligations of Borrowers to Lender, subject only to such prior security interests as are expressly permitted under the Loan Documents.

6. Guarantor’s Acknowledgement and Reaffirmation. By their execution of this Waiver and Amendment, Corporate Guarantors hereby ratify and confirm each of the Other Documents to which each Corporate Guarantor is a party as being its valid and binding obligations, enforceable against such Corporate Guarantor in accordance with all of their respective terms as modified hereby. Each Corporate Guarantor hereby confirms that there are no defenses to the performance of any of its obligations under any Other Document and expressly acknowledges to Lender that it has no currently existing defense, offset, or counterclaim with respect to any of the Existing Debt. Each Corporate Guarantor hereby ratifies and confirms its grant to Lender of the first priority perfected liens upon and security interests in its properties and assets heretofore mortgaged, pledged, granted or assigned to Lender under the Other Documents, and acknowledges and confirms that such first priority perfected liens and security interests secure and shall continue to secure the obligations of such Corporate Guarantor to Lender, subject only to such prior security interests as are expressly permitted under the Other Documents.

7. Release. In consideration of the agreements made by Lender in this Waiver and Amendment and the performance thereof and other good and valuable consideration, each of the Borrowers and Corporate Guarantors (collectively, the “Releasors”) forever releases and discharges Lender, its affiliates, members, officers, directors, consultants, agents, attorneys, representatives and employees, and their respective successors and assigns (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, variances, trespasses, damages, judgments, extent, executions, claims and demands whatsoever, in law, admiralty or equity, without defense, offset or counterclaim, which any Releasor, directly or indirectly, ever had or now or can, shall or may, have against any of the Released Parties for, upon, or by reason of any matter, cause or thing arising under or relating to the Credit Agreement, the Factoring Agreements or any Other Document and the transactions contemplated therein. In addition to the foregoing, each Releasor agrees to forever refrain and forbear from commencing, assisting, instituting, prosecuting or encouraging others to institute or prosecute any litigation, action, arbitration, administrative or other proceeding of any kind against any of the Released Parties directly or indirectly arising out of, resulting from or relating in any way to the subject matter of or the fact and course of conduct underlying the releases granted herein.

8. Miscellaneous.

(a) This Waiver and Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(b) This Waiver and Amendment may be executed in any number of counterparts, all of which counterparts when taken together shall constitute one and the same agreement.

(c) Borrowers absolutely and unconditionally agree to pay to Lender, on demand by Lender at any time and as often as the occasion therefor may require, (i) all fees and disbursements of any counsel to Lender in connection with the preparation, negotiation, execution or delivery of this Waiver and Amendment and any other agreements, instruments, or documents prepared or delivered in connection with the transactions contemplated hereby, (ii) all fees and expenses which shall at any time be incurred or sustained by Lender or any of its directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution or delivery of this Waiver and Amendment and any agreement prepared, negotiated, executed or delivered in connection with the transactions contemplated hereunder or thereunder, and (iii) any other costs, fees and expenses incurred by Lender in connection with enforcing its rights hereunder or thereunder, including without limitation, costs, fees and expenses incurred by Lender in connection with the appraisal of the Glen Cove Property.

(d) This Waiver and Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

(e) Except as specifically set forth herein, no other changes or modifications to the Loan Documents are intended or implied and, in all other respects, the Loan Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by the Lender of any other provision of the Loan Documents nor shall anything contained herein be construed as a consent by the Lender to any transaction other than those specifically consented to herein.

(f) TO THE EXTENT LEGALLY PERMISSIBLE, BORROWERS, CORPORATE GUARANTORS AND LENDER WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS LETTER AGREEMENT AND THE LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ACCLAIM ENTERTAINMENT, INC.
ACCLAIM DISTRIBUTION INC.
LJN TOYS, LTD.
ARENA ENTERTAINMENT INC.
ACCLAIM ENTERTAINMENT CANADA, LTD.

By:	/s/ Gerard F. Agoglia

Name:	/s/ Gerard F. Agoglia

Title:	Chief Financial Officer

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Patrick Duffy

Name:	/s/ Patrick Duffy

Title:	Senior Vice President

Consented and Agreed to:

OYSTER BAY WAREHOUSE CORP.

ACCLAIM CORPORATE CENTER 1, INC.

IGUANA ENTERTAINMENT, INC.

ACCLAIM ENTERTAINMENT, LTD.

ACCLAIM JAPAN, LTD.

ACCLAIM ENTERTAINMENT, G.m.b.H.

ACCLAIM ENTERTAINMENT, S.A.

ANNODEUS, INC.

By:	/s/ Gerard F. Agoglia

Name:	/s/ Gerard F. Agoglia

Title:	Chief Financial Officer

EXHIBIT A

TO

WAIVER AND AMENDMENT AGREEMENT

Form of “Domestic Forecast”

[SEE ATTACHED]